Exhibit 99.1

Contacts

Investors

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

V.I. Technologies Settles Outstanding Receivables

Collects $1.5 Million in Cash and Return of Vitex Shares

Watertown, MA (January 13, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, today reported that it had reached a settlement with Precision Pharma Services, Inc. (“Precision”) of amounts due to Vitex related to the 2001 sale to Precision of its plasma operations.

Under terms of the agreement, Precision will pay Vitex $1.5 million in cash and will return 4.4 million shares of Vitex common stock or 75% of the shares it had acquired in the 2003 rights offering. The total value of the consideration to be received by Vitex, based upon the most recent closing price on the NASDAQ Stock Market, is $6.4 million. Vitex will release Precision from all obligations which total $5.4 million as of the end of fiscal 2003. The shares to be returned by Precision represent nearly 10% of Vitex’s 45.9 million outstanding common shares. The transaction will be anti-dilutive to Vitex shareholders.

Vitex reported in its 2003 third quarter Form 10Q that it was in preliminary discussions with Precision to settle the outstanding receivables. At that time, Vitex reported that Precision’s largest customer intended to exit the plasma business, thereby creating uncertainty about Precision’s ability to make payments against amounts due to Vitex. Vitex concluded that the risk of recovery of the receivables would increase with time and this led to the agreement. Precision is majority-owned by Ampersand Ventures, a shareholder of Vitex.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in a Phase III clinical trial, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.